AMENDMENT TO
ADMINISTRATIVE SERVICES LETTER AGREEMENT
(Service Shares)

This Amendment ("Amendment") is to the Administrative Services Letter Agreement by and among Janus Capital Management LLC (the "Adviser") and Principal Life Insurance Company (the "Company") and is entered into as of November 1, 2011.

RECITALS

WHEREAS, the Adviser and the Company are currently parties to the Administrative Services Letter Agreement dated May 6, 2008 (the "Agreement");

WHEREAS, the parties wish to add Principal National Life Insurance Company ("Principal National Life") as a party to the Agreement and its Principal National Life Insurance Company Variable Life Separate Account to Schedule A; and

WHEREAS, the parties wish to amend the Agreement as set forth below.

AMENDMENT

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.
Principal National Life shall be an additional party to the Agreement and all references in the Agreement to the "Company" shall mean Principal National Life and/or Principal Life Insurance Company as applicable.

2.	Schedule A to the Agreement shall be deleted in its entirety and replaced with the amended Schedule A attached hereto.

3.	The Agreement, as supplemented by this Amendment, is ratified and confirmed.

4.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC	PRINCIPAL LIFE INSURANCE COMPANY

By: /s/ Russell P. Shipman	By: /s/ Sara Wiener
Name: Russell P. Shipman	Name: Sara Wiener
Title: Senior Vice President	Title: Director - Prod. Mgmt

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By: /s/ Sara Wiener
Name: Sara Wiener
Title: Director - Prod. Mgmt

Schedule A

Participation Agreement	Account	Contracts	Service Fee
Participation Agreement dated as of August 28, 2000, between the Company and the Trust	Principal Life Insurance Company- Variable Life Separate Account
•
Principal Benefit Variable Universal Life
•
Principal Benefit Variable Universal Life II
•
Principal Executive Variable Universal Life
•
Principal Executive Variable Universal Life II
•
Principal Flexible Variable Life
•
Principal Survivorship Flexible Premium Variable Universal Life
•
Principal Variable Universal Life Accumulator
•
Principal Variable Universal Life Income II
•
PrinFlex Life®
0.10% of the average monthly value of the Shares of the Portfolios held in contracts
Participation Agreement dated as of August 28, 2000, between the Company and the Trust	Principal Life Insurance Company Separate Account B	• The Principal® Variable Annuity	0.10% of the average monthly value of the Shares of the Portfolios held in contracts
Participation Agreement dated as of August 28, 2000, between the Company and the Trust (via amendment dated as of November 1, 2011)	Principal National Life Insurance Company Variable Life Separate Account	• Principal Variable Universal Life Income III	0.10% of the average monthly value of the Shares of the Portfolios held in contracts